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                                                                      Exhibit 21

                        SUBSIDIARIES OF THE REGISTRANT


1. Bank of the Ozarks, wca, an Arkansas state chartered bank, which also does business as Bank of the Ozarks.

2. Bank of the Ozarks, nwa, an Arkansas state chartered bank, which also does business as Bank of the Ozarks.